EXHIBIT 21.1: Subsidiaries of Registrant

Registrant owns 100% of the voting securities of each of the listed subsidiaries below.


                                          Jurisdiction of
                                          Incorporation
Name of Subsidiary                        or Organization
-----------------------------------       ----------------
Pittsburgh & West Virginia Railroad       Pennsyvania
PW Salisbury Solar, LLC                   Massachusetts